Exhibit 99.1

FINANCIAL STATEMENTS

e2v technologies plc
As of March 31, 2016
and for the year then ended
With Independent Auditors’ Report

Contents
Independent Auditors’ Report	1

Financial Statements
Consolidated Income Statement	3
Consolidated Statement of Comprehensive Income	3
Consolidated Statement of Financial Position	4
Consolidated Statement of Cash Flows	5
Consolidated Statement of Changes in Equity	6
Notes to Consolidated Financial Statements	7

Independent Auditors’ Report
The Board of Directors
e2v technologies plc
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of e2v technologies plc and its subsidiaries, which comprise the consolidated statement of financial position as of 31 March 2016, and the related consolidated income statement, consolidated statement of comprehensive income, consolidated statement of cash flows and consolidated statement of changes in equity for the year then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.
Basis for Qualified Opinion

As more fully disclosed in Note 2 of the financial statements, the accompanying financial statements have been prepared solely for the purpose of meeting the requirements of Rule 3-05 of Regulation S-X of the US Securities and Exchange Commission (“Rule 3.05”). Rule 3.05 only requires the accompanying financial statements to be prepared as of and for the year ended March 31, 2016; accordingly no comparative financial information is presented. International Financial Reporting Standards as issued by the International Accounting Standards Board requires that financial statements be presented with comparative financial information.
Qualified Opinion
In our opinion, except for the omission of comparative financial information described in the Basis for Qualified Opinion paragraph above, the financial statements referred to above present fairly, in all material respects, the financial position of e2v technologies plc and subsidiaries as of March 31, 2016 and the results of their operations and their cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

KPMG LLP
London, United Kingdom
6 June 2017

Consolidated Income Statement
Year ended 31 March 2016

	Notes
		£000
Revenue	3	236,423
Cost of sales		(141,256)
Gross profit		95,167
Research and development costs	6	(13,838)
Selling and distribution costs		(17,116)
Administrative costs		(25,138)
Operating profit		39,075
Finance costs	9	(1,243)
Finance revenue	9	13
Profit before taxation		37,845
Income tax expense	10	(8,137)
Profit for the year		29,708
Attributable to:
Equity holders of the Company		29,708
Earnings per share
Basic	11	13.64p
Diluted	11	13.47p
The accompanying notes are an integral part of these consolidated financial statements.
Consolidated Statement of Comprehensive Income
Year ended 31 March 2016

	Notes	£000
Profit for the year		29,708
Items that will not be reclassified to profit or loss
Remeasurement of defined benefit liability	29	182
Income tax relating to items not reclassified to the income statement	10	(62)
		120
Items that may be reclassified subsequently to profit or loss
Exchange differences on retranslation of foreign operations		11,672
Exchange differences on net investment hedges		(1,213)
Income tax relating to items that may be reclassified to the income statement	10	244
		10,703
Other comprehensive income for the year		10,823
Total comprehensive income for the year		40,531
Attributable to:
Equity holders of the Company		40,531

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Financial Position
As at 31 March 2016

	Notes	£000
ASSETS
Non-current assets
Property, plant and equipment	14	46,869
Intangible assets	15	114,872
Deferred income tax assets	24	9,952
Total non-current assets		171,693
Current assets
Inventories	17	54,744
Trade and other receivables	18	55,752
Other financial assets	22	147
Income tax receivable		3,084
Cash at bank and in hand	19	20,497
Total current assets		134,224
Total assets		305,917
LIABILITIES
Current liabilities
Trade and other payables	20	(46,476)
Borrowings	21	(2,194)
Other financial liabilities	22	(845)
Income tax payable		(1,963)
Provisions	23	(3,559)
Total current liabilities		(55,037)
Net current assets		79,187
Non-current liabilities
Trade and other payables	20	(2,057)
Borrowings	21	(39,109)
Provisions	23	(1,092)
Employment and post-employment benefits	29	(5,298)
Deferred income tax liabilities	24	(5,223)
Total non-current liabilities		(52,779)
NET ASSETS		198,101
CAPITAL AND RESERVES
Called up share capital	25	11,010
Share premium	26	44,534
Merger reserve	26	44,557
Own shares reserve	26	(4,137)
Capital redemption reserve	26	274
Foreign currency translation reserve	26	(212)
Retained earnings		102,075
TOTAL SHAREHOLDERS’ FUNDS ATTRIBUTABLE TO EQUITY HOLDERS OF THE PARENT COMPANY		198,101

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Cash Flows
Year ended 31 March 2016

	Notes	£000
Cash flows from operating activities
Profit		29,708
Adjustments to reconcile to net cash inflows from operating activities
Depreciation of property, plant and equipment	14	8,113
Amortisation of intangible assets	15	5,513
Net finance costs		1,230
Profit on disposal of businesses	5	(1,132)
Profit on sale of property, plant and equipment		(295)
Foreign currency gains arising from fair value adjustment	5	(618)
Share based payment charge	28	1,200
Income tax expense		8,137
Increase in inventories		(9,255)
Increase in trade and other receivables		(2,076)
Decrease in trade and other payables		(6,076)
Decrease in provisions		(1,461)
Cash generated from operations		32,988
Income taxes paid		(10,461)
Net cash flows from operating activities		22,527
Cash flows from investing activities
Proceeds from sale of property, plant and equipment		27
Proceeds from disposal of businesses		3,324
Interest received		13
Acquisition of subsidiary undertakings, net of cash acquired	13	(12,002)
Purchases of property, plant and equipment		(11,310)
Purchases of software		(616)
Expenditure on product development and patents		(103)
Net cash flows used in investing activities		(20,667)
Cash flows from financing activities
Interest paid		(725)
Proceeds from issue of shares		1,028
Purchases of treasury shares		(3,656)
Dividends paid	12	(11,335)
Net proceeds from borrowings	21	12,321
Payment of finance lease liabilities	21	(889)
Net cash flows used in financing activities		(3,256)
Net decrease in cash and cash equivalents		(1,396)
Net foreign exchange difference	21	794
Cash and cash equivalents at 1 April 2015		21,099
Cash and cash equivalents at 31 March 2016	19	20,497

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Changes in Equity
Year ended 31 March 2016

	Called up share capital	Share premium	Merger reserve	Own share reserve	Capital redemption reserve	Foreign currency translation reserve	Retained earnings	Total equity
	£000	£000	£000	£000	£000	£000	£000	£000
At 31 March 2015	10,963	43,553	44,557	(483)	274	(10,915)	81,882	169,831
Other comprehensive income	–	–	–	–	–	10,703	120	10,823
Profit for the year	–	–	–	–	–	–	29,708	29,708
Total comprehensive income	–	–	–	–	–	10,703	29,828	40,531
Issue of shares	47	981	–	–	–	–	–	1,028
Transfer on issue of treasury shares	–	–	–	2	–	–	(2)	–
Purchase of treasury shares	–	–	–	(3,656)	–	–	–	(3,656)
Dividends paid	–	–	–	–	–	–	(11,335)	(11,335)
Share based payment charge	–	–	–	–	–	–	1,200	1,200
Tax on share based payment	–	–	–	–	–	–	502	502
At 31 March 2016	11,010	44,534	44,557	(4,137)	274	(212)	102,075	198,101

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements
Year ended 31 March 2016
1.Authorisation of financial statements and statement of compliance with IFRS
e2v technologies plc (the Company) was a public limited company incorporated and domiciled in the United Kingdom under the Companies Act 2006, and the Company’s shares were publicly traded on the London Stock Exchange. Per note 33, following the sale of the Company in March 2017 to Teledyne Technologies Incorporated (Teledyne), the Company was delisted from the London Stock Exchange, renamed Teledyne e2v Limited, and converted to a private limited company. The address of the registered office is 106 Waterhouse Lane, Chelmsford, Essex. The Company has nine main engineering facilities and six sales offices across Europe, the US and Asia Pacific to support global customers.
The consolidated financial statements of the Company for the year ended 31 March 2016 comprise the results of the Company and its subsidiary undertakings (together referred to as the Group).
The Group is organised according to the needs of its customers in three divisions: Imaging, RF Power and Semiconductors. Within Imaging, the Group provides high performance image sensors and camera solutions in the form of customer specific products that are developed with the customer, as their innovation partner, or as application specific standard products. Also within Imaging, the Group provides high performance and high quality space qualified imaging sensors and arrays for space science and astronomy applications and high speed, high resolution sensors for earth observation satellites. Within RF Power, the Group produces components and sub-systems that deliver high performance and high reliability radio frequency power generation for healthcare, industrial and defence applications. Within Semiconductors, the Group provides a range of high reliability versions of standard semiconductor products for use in aerospace applications as well as space and radio frequency communications.
These financial statements are presented in Sterling as that is the currency of the primary economic environment in which the Group operates.
Foreign operations are included in accordance with the policies set out in note 2. All values are rounded to the nearest thousand (£000) unless otherwise indicated.
The principal accounting policies adopted by the Group are set out below.
The information for the year ended 31 March 2016 does not constitute the Company’s statutory accounts for the years ended 31 March 2016, but are derived from those accounts. Statutory accounts for those years, which were prepared in accordance with International Financial Reporting Standards as adopted by the European Union, have been delivered to the Registrar of Companies. The auditor has reported on those accounts; their reports were (i) unqualified, (ii) did not include a reference to any matters to which the auditor drew attention by way of emphasis without qualifying their report and (iii) did not contain a statement under section 498 (2) or (3) of the Companies Act 2006.
2.Summary of significant accounting policies
Basis of accounting
The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRSs) as issued by the International Accounting Standards Board (IASB) and were approved by the Directors on 6 June 2017. The purpose of these financial statements is to meet the reporting requirements of Rule 3-05 of Regulation S-X of the new shareholder (see note 33) and, accordingly, they do not include comparative figures
The financial statements have been prepared on the historical cost basis, except for the revaluation of certain financial and equity instruments. The principal accounting policies are set out below and have been applied consistently to all periods presented in these financial statements.
Going concern
The Directors have, at the time of approving the financial statements, a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. Thus they continue to adopt the going concern basis of accounting in preparing the financial statements.
Basis of consolidation
The consolidated financial statements incorporate the financial statements of e2v technologies plc and entities controlled by the Company (its subsidiaries). Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if, and only if, the Group has:

•	Power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee)

•	Exposure, or rights, to variable returns from its involvement with the investee

•	The ability to use its power over the investee to affect its returns
Generally, there is a presumption that a majority of voting rights result in control. To support this presumption and when the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

•	The contractual arrangement with the other vote holders of the investee

•	Rights arising from other contractual arrangements

•	The Group’s voting rights and potential voting rights
The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary.
Profit or loss and each component of other comprehensive income (OCI) are attributed to the equity holders of the parent of the Group and to the non-controlling interests (if applicable), even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.
A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Group loses control over a subsidiary, it derecognises the related assets (including goodwill), liabilities, non-controlling interest and other components of equity while any resultant gain or loss is recognised in profit or loss. Any investment retained is recognised at fair value.
Business combinations
For acquisitions undertaken after 1 April 2010, the acquisition of subsidiaries is accounted for using the acquisition method of accounting. The cost of the acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value, and the amount of any non-controlling interest in the acquiree. The choice of measurement of non-controlling interest, either at fair value or at the proportionate share of the acquiree’s identifiable net assets is determined on a transaction by transaction basis. Acquisition costs incurred are expensed and included in administrative expenses.
When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.
Goodwill arising on acquisition is recognised as an asset and initially measured at cost, being the excess of aggregate of the acquisition date fair value of the consideration transferred and the amount recognised for the non-controlling interest over the net identifiable amounts of the assets acquired and the liabilities assumed in exchange for business combination. Assets acquired and liabilities assumed in transactions separate to the business combinations, such as the settlement of pre-existing relationships or post-acquisition remuneration arrangements, are accounted for separately from the business combination in accordance with their nature and applicable IFRSs. Identifiable intangible assets meeting either the contractual, legal or separability criterion are recognised separately from goodwill. Contingent liabilities representing a present obligation are recognised if the acquisition date fair value can be measured reliably.
If the aggregate of the acquisition date fair value of the consideration transferred and the amounts recognised for the non-controlling interest is lower than the fair value of the assets, liabilities and contingent liabilities and the fair value of any pre-existing interest held in the business acquired, the difference is recognised in the income statement.
Where the fair values of the identifiable net assets and contingent liabilities acquired have been determined provisionally, or where contingent consideration is payable, adjustments arsing form their subsequent finalisation are not reflected in the income statement if they arise within twelve months of the acquisition date and the adjustments arise from better information about conditions existing at the acquisition date. If contingent consideration is classified as equity, it is not remeasured and is accounted for within equity. Otherwise changes are included in the income statement.
Acquisitions undertaken prior to 1 April 2010 were accounted for under the purchase method of accounting. However transaction costs directly attributable to the acquisition formed part of the acquisition costs. Furthermore, contingent consideration was recognised if, and only if, the Group had a present obligation, the economic outflow was more likely than not and a reliable estimate was determinable. Subsequent adjustments to the contingent consideration were recognised as part of goodwill.
Foreign currency translation
The individual financial statements of each Group company are presented in the currency of the primary economic environment in which it operates (its functional currency). For the purpose of the consolidated financial statements, the results and financial position of each Group company are retranslated into Sterling, which is the functional currency of the Company, and the presentation currency for the consolidated financial statements.
In preparing the financial statements of the individual companies, transactions in currencies other than the entity’s functional currency (foreign currencies) are recognised at the rates of exchange prevailing on the dates of the transactions. At each balance sheet date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rate of exchange ruling at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured at historical cost in a foreign currency are not retranslated.
All exchange differences are recognised in the income statement in the period in which they arise except for: exchange differences on transactions entered into that hedge certain foreign currency risks; and exchange differences on monetary items receivable from or payable to a foreign operation for which settlement is neither planned nor likely to occur in the foreseeable future (therefore forming part of the net investment in the foreign operation), which are recognised initially in other comprehensive income and reclassified from equity to profit or loss on disposal or partial disposal of the net investment.
On consolidation, the assets and liabilities of overseas subsidiary undertakings are translated at the rate of exchange ruling at the balance sheet date. Income and expense items are translated at the average exchange rate for the period, unless exchange rates fluctuate significantly during the period, in which case the exchange rates at the date of transactions are used. The exchange differences arising, if any, are recognised in other comprehensive income and accumulated in equity, within the foreign currency translation reserve. On disposal of a foreign operation, all of the accumulated exchange differences in respect of that operation attributable to the Group are reclassified to the income statement.
Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the rate of exchange ruling at the balance sheet date.
Property, plant and equipment
Freehold buildings, plant and equipment held for use in the production or supply of goods or services, or for administrative purposes are stated at cost less accumulated depreciation and any impairment in value.
Assets under construction for production or administrative purposes are carried at cost, less any recognised impairment loss. Cost includes professional fees and, for qualifying assets, borrowing costs capitalised in accordance with the Group’s accounting policy. Depreciation on these assets commences when the assets are available for use.
Freehold land is not depreciated and is held at historical cost.
Depreciation is recognised so as to write-off the cost of assets (other than land and assets under construction) less their residual values on a straight-line basis over the estimated useful life, as follows:
Freehold buildings    25 to 50 years
Leasehold improvements    over the remaining lease term
Plant and equipment    3 to 10 years
Office equipment, fixtures and fittings    3 to 10 years
The carrying values are reviewed for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. If any such indication exists and where the carrying values exceed the estimated recoverable amount, the assets or cash generating units are written down to their recoverable amount. The recoverable amount of plant and equipment is the greater of net selling price and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs. Impairment losses are recognised in the income statement in the administrative expenses line item. Where an impairment loss subsequently reverses, the carrying value of the asset is increased to the revised estimate of its recoverable amount, not to exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for this asset in prior years. A reversal of impairment loss is recognised immediately in the income statement.
An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the item) is included in the income statement in the year the item is derecognised.
Goodwill
Goodwill arising on consolidation represents the excess of the cost of an acquisition over the Group’s interest in the fair value of the identifiable assets and liabilities of the subsidiary. Goodwill is initially recognised as an asset at cost and is subsequently measured at cost less any accumulated impairment losses. Goodwill which is recognised as an asset is reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired. Any impairment is recognised immediately in the income statement and is not subsequently reversed.
For the purpose of impairment testing, goodwill is allocated to each of the Group’s cash generating units expected to benefit from the synergies of the combination. Impairment is determined by assessing the recoverable amount of the cash generating unit, to which goodwill relates. If the recoverable amount of the cash generating unit is less than the carrying amount, an impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to other assets of the unit pro-rata on the basis of the carrying amount of each asset in the unit.
On disposal of a cash generating unit or part of the cash generating unit the attributable amount of goodwill is included in the determination of the profit or loss on disposal.
Goodwill arising on acquisitions before the date of transition to IFRSs has been retained at the previous amounts recorded under UK Generally Accepted Accounting Practice (UK GAAP) subject to being tested for impairment at that date. Goodwill written off to reserves under UK GAAP prior to 1998 has not been reinstated and will not be included in determining any subsequent profit or loss on disposal.
Intangible assets – research and development costs
Expenditure on research activities is recognised as an expense in the period in which it is incurred.
An internally generated intangible asset arising from the Group’s development activities is capitalised only if all of the following conditions are met: an asset is created that can be identified (such as software and new processes); it is probable that the asset created will generate future economic benefits; and the development cost of the asset can be measured reliably.
Internally generated intangible assets are amortised on a straight-line basis over their useful lives, the period of expected future sales, estimated at between three and five years. The amortisation is recorded as part of research and development costs in the income statement. Where no internally generated intangible asset can be capitalised, development expenditure is recognised as an expense in the period in which it is incurred.

When the asset is not in use, the carrying value of development costs is reviewed for impairment annually or more frequently when an indicator of impairment arises during the reporting period indicating that the carrying value may not be recoverable.
Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in the income statement when the asset is derecognised.
Other intangible assets
Intangible assets acquired separately are capitalised at cost and intangible assets acquired from a business acquisition are capitalised at fair value as at the date of acquisition. Following initial recognition, the cost model is applied to the class of intangible assets.
Computer software purchased or internally generated for use that is integral to the hardware (because without that software the equipment cannot operate) is treated as part of the hardware and capitalised as property, plant and equipment. Other software programmes are treated as intangible assets. Intangible assets, excluding development costs and software, created within the business are not capitalised and expenditure is charged to the income statement in the period in which the expenditure is incurred.
Intangible assets are tested for impairment annually either individually or at the cash generating unit level. Useful lives are also examined on an annual basis and adjustments, where applicable, are made on a prospective basis.
The useful lives of these intangible assets are assessed to be either finite or indefinite. Where amortisation is charged on assets with finite lives, it is provided so as to write-off the cost of intangible assets on a straight-line basis over the estimated useful life, as follows:
Patents, trademarks and technology    5 to 10 years
Customer relationships and agreements    4 to 10 years
Software        2 to 7 years
This expense is recorded in the income statement in administrative costs. Assets held under finance leases are depreciated over the shorter of the lease term or their useful economic life.
Inventories
Inventories are stated at the lower of cost and net realisable value. Cost comprises direct materials and, where applicable, direct labour costs and those overheads that have been incurred in bringing the inventories to their present location and condition. Cost is calculated using a first-in, first-out method. Net realisable value represents the estimated selling prices less all estimated costs of completion and costs to be incurred in marketing, selling and distribution.
Provision is made for obsolete, slow-moving or defective items where appropriate. A net increase in provision for the year as a whole is recognised as an expense in the year whilst a net reversal of provision for the year as a whole is recognised as a reduction in expense.
Financial assets
All financial assets are recognised and derecognised on a trade date where the purchase or sale of a financial asset is under a contract whose terms require delivery of the financial asset within the timeframe established by the market concerned, and are initially measured at fair value, plus transaction costs, except for those financial assets classified as fair value through profit or loss, which are initially measured at fair value.
Financial assets are classified into the following categories: financial assets ‘at fair value through profit or loss’ (FVTPL), ‘held-to-maturity’ investments, ‘available-for-sale’ financial assets and ‘loans and receivables’. The classification depends on the nature and purpose of the financial assets and is determined at the time of recognition.
Financial assets, other than those at FVTPL, are assessed for indicators of impairment at each balance sheet date. Financial assets are impaired where there is objective evidence that, as a result of one or events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.
The Group derecognises a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity.
Trade and other receivables
Trade receivables, which generally have 30 to 60 day terms, are recognised and carried at original invoice amount less an allowance for any uncollectible amounts. An estimate for doubtful debts is made when collection of the full amount is no longer probable. Bad debts are written off when identified.
Cash and cash equivalents
Cash in the balance sheet comprises cash at bank and in hand and short term deposits with an original maturity of three months or less. For the purpose of the Consolidated statement of cash flows, cash and cash equivalents consist of cash as defined above.
Non-current assets and disposal groups held for sale
Non-current assets and disposal groups classified as held for sale are measured at the lower of carrying amount and fair value less costs to sell.
Non-current assets are classified as held for sale if their carrying amount will be recovered through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the asset or the disposal group is available for immediate sale in its present condition. Management must be committed to the sale which should be expected to qualify for recognition as a completed sale within one year from the date of classification.

When the Group is committed to the sale plan involving the loss of control of a subsidiary, all of the assets and liabilities of that subsidiary are classified as held for sale when the criteria above are met, regardless of whether the Group will retain a non-controlling interest in its former subsidiary after the sale.

Financial liabilities
Debt and equity instruments are classified as either financial liabilities or equity in accordance with the substance of the contractual arrangement.
Financial liabilities are classified as either financial liabilities at FVTPL or other financial liabilities. Financial liabilities are classified as FVTPL when the financial liability is either held for trading or it is designated as at FVTPL and are stated at fair value, with any gains or losses arising on remeasurement recognised in profit or loss. Other financial liabilities are initially measured at fair value, net of transaction costs.
A financial liability is generally derecognised when the contract that gives rise to it is settled, sold, cancelled or expires. Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of an existing liability and the recognition of a new liability.
Borrowings
All loans and borrowings are initially recognised at cost, being the fair value of the consideration received net of issue costs associated with the borrowing. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the effective interest method. The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.
Borrowings are classified as current liabilities unless, at the balance sheet date, the Group has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.
Borrowing costs
Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale.
All other borrowing costs are recognised in the income statement using the effective interest method.
Provisions
Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle that obligation and a reliable estimate can be made of the amount of the obligation.
The amount recognised as a provision is based on the best reliable estimate of the consideration required to settle the present obligation at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation and its carrying amount is the present value of those cash flows.
When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognised as an asset if it is virtually certain that reimbursement will be received and that the amount of the receivable can be measured reliably.
Present obligations arising under onerous contracts are recognised and measured as provisions. An onerous contract is considered to exist where the Group has a contract under which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under it.
Pensions, other post-employment and other employment benefits
The Group operates defined contribution pension schemes which require contributions to be made to a separately administered fund. Payments to defined contribution pension schemes are charged as an expense as they fall due. Payments made to a state-managed pension are dealt with as payments to defined contribution schemes where the Group’s obligations under the schemes are equivalent to those arising in a defined contribution retirement benefit scheme.
The Group operates unfunded defined benefit plans in France providing termination payments (post-employment benefit) to employees upon retirement and long service awards paid when the employee reaches certain lengths of service (other employment benefit). The cost of providing benefits is determined with actuarial valuations being carried out on each balance sheet date. Past service cost is recognised immediately. Actuarial gains and losses are recognised in full in the period in which they occur. Those related to the termination benefits are recognised outside the income statement and are presented in other comprehensive income, whilst those related to the long service award are recognised in the income statement. When a settlement or curtailment occurs, the obligation and related plan assets are re-measured using current actuarial assumptions and the resultant gain or loss is recognised in the income statement during the period in which the settlement or curtailment occurs. Employees (including Directors) of the Group receive remuneration in the form of share based transactions, whereby employees render services in exchange for shares or rights over shares (equity settled transactions). The cost of equity settled transactions with employees is measured by reference to the fair value at the date at which they are granted. The fair value is determined using binomial or Black-Scholes models, combined with Monte Carlo simulation as appropriate. Further details are given in note 28. In valuing equity settled transactions, no account is taken of any vesting conditions, other than conditions linked to the price of the shares of the Company (market conditions).

The cost of equity settled transactions is recognised, together with a corresponding increase in equity, over the period in which the performance conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (vesting date). The cumulative expense recognised for equity settled transactions at each reporting date reflects the extent to which the vesting period has expired and management’s best estimate of the number of awards that will ultimately vest.
No expense is recognised for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vesting irrespective of whether or not the market condition is satisfied, provided that all other performance conditions are satisfied.
Where the terms of an equity settled award are modified, as a minimum an expense is recognised as if the terms had not been modified. In addition, an expense is recognised for any increase in the value of the transaction as a result of the modification, as measured at the date of modification.
Where an equity settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognised for the award is recognised immediately. If a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new shares are treated as if they were a modification of the original award.
The dilution effect of outstanding options is reflected as additional share dilution in the computation of earnings per share (note 11).
Leases
Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. Finance lease assets are capitalised at the commencement of the lease term at the lower of the present value of the minimum lease payments or the fair value of the leased asset. The obligations relating to finance leases, net of finance charges in respect of future periods, are recognised as liabilities. Leases are subsequently measured at amortised cost using the effective interest method.
All other leases are classified as operating leases. Rental payments under operating leases are charged to the income statement on a straight-line basis over the term of the relevant lease except where another more systematic basis is more representative of the time pattern in which the economic benefits from the leased asset are consumed. Contingent rentals arising under operating leases are recognised as an expense in the period in which they are incurred.
In the event that lease incentives are received to enter into operating leases, such incentives are recognised as a liability. The aggregate benefit of incentives is recognised as a reduction of rental expense on a straight-line basis, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed.
Revenue
Revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for goods and services providedin the normal course of business, net of discounts, VAT and other sales related taxes.
Revenue from the sale of standard products is recognised when all the following conditions are satisfied:

•	the Group has transferred to the buyer the significant risks and rewards of ownership of the goods;

•	the Group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

•	the amount of revenue can be measured reliably;

•	it is probable that the economic benefits associated with the transaction will flow to the entity; and

•	the costs incurred or to be incurred in respect of the transaction can be measured reliably.
Revenue in respect of long term contracts for non-standard products and services is recognised by reference to the stage of completion of the project. The stage of completion is determined either by reference to the completion of a physical proportion of the work, dependent upon the nature of the underlying project, or by reference to the proportion that costs incurred for work performed to date bear to the estimated total project costs. Revenues derived from variations on projects are recognised only when they have been accepted by the customer. Full provision is made for losses on projects in the period in which they are first foreseen.
Royalty revenue is recognised on an accrual basis in accordance with the substance of the relevant agreement, provided that it is probable that the economic benefits will flow to the Group and the amount of revenue can be measured reliably. Royalties determined on a time basis are recognised on a straight-line basis over the period of the agreement. Royalty arrangements that are based on production, sales and other measures are recognised by reference to the underlying arrangement.
Finance revenue is recognised when it is probable that the economic benefits will flow to the Group and the amount of income can be measured reliably. Finance revenue income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts the estimated future cash receipts through the expected life of the financial asset to that asset’s net carrying amount on initial recognition.
Government grants
Government grants are not recognised until there is reasonable assurance that the Group will comply with the conditions attaching to them and that the grants will be received. Government grants for research programmes are recognised as revenue over the periods necessary to match them with the related costs incurred, and in the income statement are deducted from the related costs. Government grants related to property, plant and equipment are treated as deferred income and released to the income statement over the expected useful lives of the assets concerned.
Taxation
The tax expense represents the sum of the tax currently payable and deferred tax. Income tax is charged or credited to other comprehensive income if it relates to items that are charged or credited to other comprehensive income. Similarly, income tax is charged or credited directly to equity if it relates to items that are charged or credited directly to equity. Otherwise income tax is recognised in the income statement.
Current tax
The tax currently payable is based on the taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items of income or expense that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.
Deferred tax
Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that the taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary differences arising from the initial recognition of goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.
Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.
The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.
Deferred tax is measured on an undiscounted basis and is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.
Derivative financial instruments and hedging
The Group enters into a variety of derivative financial instruments to manage its exposure to interest rate and foreign exchange rate risk, including foreign exchange forward contracts and interest rate swaps. Further details of derivative financial instruments are disclosed in notes 31 and 32.
Derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured to their fair value at each balance sheet date. The resulting gain or loss is recognised in the income statement immediately unless the derivative is designated and effective as a hedging instrument, in which event the timing of the recognition in the income statement depends on the nature of the hedge relationship. The Group designates certain derivatives as either hedges of the fair value of recognised assets or liabilities or firm commitments (fair value hedges), hedges of highly probably forecast transactions or hedges of foreign currency risk of firm commitments (cash flow hedges), or hedges of net investments in foreign operations.
No derivative financial instruments have been designated as a fair value or cash flow hedge during the current or prior financial year.
A derivative with a positive fair value is presented as a financial asset whereas a derivative with a negative fair value is presented as a financial liability. A derivative is presented as a non-current asset or a non-current liability if the remaining maturity of the instrument is more than 12 months and it is not expected to be realised or settled within 12 months. Other derivatives are presented as current assets or current liabilities.
The Group uses foreign currency borrowings to hedge its investment in currency investments and classifies the hedging relationship as a net investment hedge. To the extent that the hedge is effective, changes in the fair value of the hedging instrument are recognised in other comprehensive income.
Equity instruments
An equity instrument is any contract that evidences a residual interest in the assets of the entity after deducting its liabilities. Equity instruments issued by the Group are recognised as the proceeds received, net of direct issue costs.
Dividend distribution
Dividends to holders of equity instruments declared after the balance sheet date are not recognised as a liability as at the balance sheet date. Final dividend distributions to the Company’s shareholders are recognised in the financial statements in the period in which they are approved by the Company’s shareholders. Interim dividends are recognised when paid.
Own shares reserve
e2v technologies plc shares held by the Employee Benefit Trust and the Company are classified in shareholders’ equity as own shares and are recognised at cost. Consideration received for the sale of such shares is also recognised in equity, with any difference between the proceeds from sale and the original cost being taken to retained earnings. No gain or loss is recognised in the income statement or the statement of comprehensive income on the purchase, sale, issue or cancellation of equity shares.
Critical accounting judgements and key sources of estimation uncertainty
In the application of the Group’s accounting policies, management must make judgements, estimates and assumptions concerning the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based upon factors such as historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.
The following are the critical judgements and key sources of estimation uncertainty that the Directors have made in the process of applying the Group’s accounting policies and have the most significant effect on the amounts recognised in the consolidated financial statements: accounting for acquisitions (fair valuation of intangible assets, net assets acquired and contingent consideration payable) (note 13); subsequent impairment of goodwill and other intangible assets arising on acquisition (note 16); the measurement of long term contract balances as included in work-in-progress (note 17) and provisions (note 23), with regard to the stage of completion and the total costs to complete; and the measurement of inventory provisions, especially with regard to the Group’s inventory holdings for its obsolescence management business and the last time build programmes undertaken in Grenoble ahead of the closure of its front end fabrication plant in 2011 (note 17). Other areas of estimation uncertainty include: the measurement of product warranty provisions, with regard to the estimation of the level of returns (note 23); the measurement of defined benefit liabilities (note 29); and the measurement and recognition of tax liabilities and deferred tax assets (note 24).

New standards and interpretations applied during the year
There were no changes to the accounting standards that had a material impact on these financial statements.

New standards and interpretations not applied
The International Accounting Standards Board (IASB) and International Financial Reporting Committee (IFRIC) have also issued the following Standards and Interpretations with an effective date after the date of these financial statements:

Effective for periods commencing after
IFRS 9	Financial Instruments (issued in 2014)	January 1, 2018
IFRS 14(1)	Regulatory Deferral Accounts	January 1, 2016
IFRS 15	Revenue from Contracts with Customers	January 1, 2018
IFRS 16	Leases (issued in 2016)	January 1, 2019
IAS 7	Amendment – Disclosure Initiative (issued in 2016)	January 1, 2017
IAS 16 and IAS 38	Clarification of Acceptable Methods of Depreciation and Amortisation	January 1, 2016
IAS 12	Amendment – Recognition of Deferred Tax Assets for Unrealised Losses	January 1, 2017
IFRS 11	Amendment – Accounting for Acquisitions of Interests in Joint Operations	January 1, 2016
Annual Improvements	Annual Improvements to IFRSs 2012 – 2014 Cycle	January 1, 2016

(1) Note that IFRS 14 Regulatory Deferral Accounts is not applicable to the Group as the Group is not a first-time adopter of IFRSs.
The Group intends to adopt these standards in the first accounting period after the effective date. With the exception of IFRS 15, the Directors do not anticipate that the adoption of the remaining Standards and Interpretations will have a material effect on the consolidated financial statements in the period of initial application. With regard to IFRS 15, which provides for a single principles based model to be applied to all sales contracts based on the transfer of control of goods and services to customers, given the percentage of the Group’s revenue arising from long term contracts, the Directors anticipate that the application of IFRS 15 may have a material effect on the amounts reported and the disclosures made in the consolidated financial statements. Until the Group performs a detailed review, it is not practicable to provide a reasonable estimate of the effect.

3.Revenue

An analysis of the Group’s revenue is as follows:	2016 £000
Sale of goods	180,357
Contract revenue recognised in the year	56,066
Revenue	236,423
Third party contributions to research and development programmes	2,259
Finance revenue	13
Total revenue	238,695

The following balances relate to contracts in progress at the balance sheet date:
Amounts recoverable from customers included in trade receivables	7,822
Amounts recoverable from customers included in work-in-progress	7,783
15,605

Amounts due to customers included in trade and other payables	(7,169)

4.Segment information

The Group is organised into three operating divisions, which are organised and managed separately based on the key products that they provide. Each is treated as an operating segment and a reportable segment in accordance with IFRS 8, ‘Operating Segments’.
The operating and reportable segments are:

•
Imaging providing high quality imaging sensors, cameras and sub-systems which deliver higher performance for our customers across a range of applications in the automation, healthcare, discovery and environment markets.

•	RF Power producing components and sub-systems that deliver high performance and high reliability radio frequency power generation for healthcare, industrial and defence applications.

•
Semiconductors providing high reliability semiconductors that meet the demanding specifications of our customers. Our design capability is enabling us to partner with customers and move up the value chain by providing multi-chip modules and boards.

A more detailed description for each segment is included with the ‘Our value proposition - what we do and our key drivers’ sections of the Business Review in the Strategic Report.
Centre-corporate includes those unallocated costs directly associated with the management of the Group’s public quotation and other related costs arising from the corporate management of the Group along with treasury related activities.
Segment revenue and results
The following is an analysis of the Group’s revenue and results by reportable segment. There was no inter-segment trading during the period covered by these financial statements.

Year ended 31 March 2016	Imaging £000	RF Power £000	Semi-conductors £000	Centre-corporate £000	Total Operations £000
Revenue
Revenue from external customers	103,473	80,540	52,410	–	236,423
Segment result
Segment profit	15,246	17,774	12,072	–	45,092
Corporate costs	–	–	–	(3,909)	(3,909)
Exchange differences	–	–	–	(2,108)	(2,108)
Operating profit/(loss)	15,246	17,774	12,072	(6,017)	39,075
Net finance costs					(1,230)
Profit before taxation					37,845
Income tax expense					(8,137)
Profit for the period					29,708

Segment net assets and other segment information
The following is an analysis of the Group’s net assets and other information by reportable segment.

Year ended 31 March 2016	Imaging £000	RF Power £000	Semi-conductors £000	Centre-corporate £000	Total Operations £000
Net Assets
Property, plant and equipment	21,959	12,060	10,528	2,322	46,869
Intangible assets	28,423	7,607	74,146	4,696	114,872
Other assets	45,309	27,813	33,138	37,916	144,176
Total assets	95,691	47,480	117,812	44,934	305,917
Total liabilities	(17,043)	(7,468)	(4,891)	(78,414)	(107,816)
Net assets	78,648	40,012	112,921	(33,480)	198,101
Other segment information
Capital expenditure Property, plant and equipment	6,200	2,461	1,112	990	10,763
Intangible assets	176	102	7	2,883	3,168
Depreciation	2,211	4,119	1,348	435	8,113
Amortisation	1,883	523	1,722	1,385	5,513

Geographical information
The Group’s revenue from external customers and information about its non-current assets by geographical location are detailed below:

2016 £000
Revenue by destination
United Kingdom	32,443
North America	77,129
Europe	64,373
Asia Pacific	56,937
Rest of the world	5,541
236,423

Non-current assets (excluding taxes)
United Kingdom	42,910
North America	35,639
Europe	82,694
Asia Pacific	498
161,741

5.	Certain operating expenses

2016 £000
Amortisation of acquired intangible assets (note 15)	2,795
Acquisition related costs	824
Business improvement programme expenses, net	1,377
Foreign currency gains arising from fair value adjustment	(618)
Disposal of businesses	(1,132)
Profit on sale of properties	(284)

Acquisition related costs
As detailed in note 13, the Group completed the acquisition of SP Devices in January 2016 and in connection with this incurred one-off transaction costs of £232,000. Exchange losses of £199,000 have been recorded relating to the outstanding contingent consideration for both SP Devices and AnaFocus. Where payments in connection with the acquisition are dependent upon future employment, they are treated as a cost of continuing employment, costs of £393,000 have been recorded in relation to AnaFocus. No such costs arise from the acquisition of SP Devices.
Business improvement programme expenses, net
During the year the Group has repositioned its regional teams in US and Asia so that they too are aligned with the divisions and has also reorganised RF’s defence business into three distinct units. Costs of £1,205,000 have been recorded principally related to staff costs and which include £214,000 to establish a new facility in Lincoln for the Microwave business unit. Project Sunrise, the reorganisation of the footprint at the Chelmsford facility, continues with costs of £441,000 incurred in the period.
In the year ended 31 March 2015, an announcement to cease manufacturing in Beijing, China during the first half of the following financial year was made prior to 31 March 2015, together with the commencement of a consultation process regarding the planned closure of the sales office in Bievres, France. During the current year these work programmes have progressed and a credit of £269,000 recorded, principally as an onerous lease provision is no longer required.
Foreign currency gains arising from fair value adjustment
The Group, in part, hedges its exposure to foreign currency risks through the use of forward exchange contracts. The changes in the fair value of the instruments are recorded as specific items in the income statement. Fluctuations in the exchange rates have resulted in a net fair value gain of £618,000.
Disposal of businesses
On 8 October 2015 the Group sold the trade and assets of the thermal imaging business. The net proceeds on this transaction were £2,919,000. The assets disposed comprised: developments costs (£95,000), property, plant and equipment (£248,000) and inventories (£1,494,000) such that a gain on sale of £1,082,000 has been recognised .Deferred consideration relating to the sale of the Group’s RF Satcom business became receivable in the year and a further gain of £50,000 has been recognised.
Profit on sale of properties
In the year ended 31 March 2010, the Group sold its former Lincoln site. The contract included the provision for a further payment dependent upon the square footage of the new properties built. An amount of £284,000 has been agreed with the developer.

6. Profit for the year Profit from continuing operations is stated after charging/(crediting):
2016 £000
Research and development expenditure expenses, gross	15,401
Third party contributions received	(2,259)
Research and development expenditure expenses, net	13,142
Amortisation of capitalised development expenditure	696
Total research and development expense, net	13,838
Government grants received, research and development funding	(2,155)
Included in cost of sales:
Depreciation of property, plant and equipment	7,471
Included in research and development costs:
Amortisation of development costs	696
Included in distribution and administrative costs:
Depreciation of property, plant and equipment	642
Amortisation of software	2,022
Amortisation of acquired intangibles	2,795
Total depreciation, amortisation and impairment expense	13,626
Foreign currency gains arising from fair value adjustments	(618)
Other net foreign currency losses	2,307
Total net foreign currency losses	1,689
Net increase in provision for impairment of trade receivables recognised in administrative costs	72
Costs of inventories recognised as an expense	130,722
Including: Write-down of inventories to net realisable value	2,270
Reversals of impairments in inventories(1)	(2,890)
Minimum lease payments recognised as an operating lease expense	1,531
(1) The reversal of impairments arose as a result of changes in demand for products.
7. Auditor’s remuneration

2016
£000
Audit of the parent company and Group financial statements	108
Statutory audit fees of subsidiary undertakings	143
Total audit fees	251
Other assurance services	27
Corporate finance services	–
Taxation compliance services	9
Other taxation advisory services	–
Total non-audit fees	36
Total auditor’s remuneration	287

Other assurance services includes half-yearly review fee of £25,000.

8.    Staff costs and Directors’ remuneration

The average monthly number of employees (including Directors) during the year was made up as follows:	2016 No.
Manufacturing, engineering and operations	1,357
Sales and support functions	328
1,685
Their aggregate remuneration comprised:
Total £000
Wages and salaries	66,942
Social security costs	11,832
Defined contribution pension costs (note 29)	2,287
Share based payment charges (note 28)	1,200
Termination on allowance and long services awards costs (note 29)	222
82,483

The specific items arise in connection with the business improvement programme and the acquisition of AnaFocus and are detailed in note 5.
9.    Finance costs and revenue

2016 £000
Bank loan interest	685
Other interest	194
Interest on employment and post-employment benefits (note 29)	52
Interest on finance leases	42
Amortization of debt issue costs	270
Total finance costs	1,243

Bank interest receivable	13
Total finance revenue	13

10.    Income tax expenses
Major components of income tax expense charged to the income statement for the years ended 31 March 2016 are:

2016 £000
Current income tax
Current income tax expense – UK corporation tax	2,237
Current income tax expense – foreign tax	5,747
Current income tax expense	7,984
Adjustments in respect of current income tax of previous years	(168)
Total current income tax expense	7,816
Deferred income tax
Relating to origination and reversal of temporary differences	622
Adjustments in respect of deferred income tax of previous years	(348)
Effect of change in tax rate (note 24)	47
Total deferred income tax expense	321
Income tax expense recognised in the consolidated income statement	8,137

In addition to the amount charged to the income statement, the following amounts relating to tax have been recognised directly in other comprehensive income:

2016
£000
Current tax
Relating to exchange differences on loans	(244)
Deferred tax
Relating to actuarial losses on post-employment benefits (note 29)	62
Income tax recognised directly in other comprehensive income	(182)

In addition to the amounts recognised in the income statement and statement of other comprehensive income, the following amounts relating to tax have been recognised directly in equity:

2016 £000
Current tax
Relating to exercise of share options	(249)
Deferred tax
Change in estimated excess tax deductions related to share based payment	(257)
Effect of change in tax rate	4
Deferred income tax recognised directly in equity	(253)
Total income tax recognised directly in equity`	(502)

A reconciliation of income tax expense applicable to the accounting profit before income tax at the statutory income tax rate to income tax expense at the Group’s effective income tax rate for the years ended 31 March 2016 is as follows:

2016 £000
Profit before taxation	37,845
At UK statutory income tax rate of 20%	7,569
Permanent differences	188
Tax relief on research and development	(2,579)
Effect of higher taxes on overseas earnings	3,333
Share based payments	78
Unrecognised deferred tax in respect of losses	17
Adjustments in respect of current income tax of previous years	(168)
Adjustments in respect of deferred income tax of previous years	(348)
Change in tax rate	47
Total tax expense reported in the consolidated income statement	8,137

11.Earnings per share
Basic earnings per share is calculated by dividing net profit for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share is calculated by dividing the net profit for the year attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year adjusted for the effects of dilutive options.

The following reflects the net profit and share data used in the basic and diluted earnings per share computations:

2016 £000
Profit for the year	29,708

2016
No. 000
Weighted average number of ordinary shares
For basic EPS	217,777
Effect of dilution:
Share options	2,731
For diluted EPS	220,508

Since the reporting date and before the completion of these financial statements 46,189 shares have been issued as a result of exercises under share option schemes. The weighted average number of ordinary shares excludes shares held by the Employee Benefit Trust and by the Company as treasury shares.

12.Dividends paid and proposed

	2016	2016
	Pence per
	share	£000
Final dividend paid in respect of the prior year	3.6	7,863
Interim dividend paid in respect of the current year	1.6	3,472
	5.2	11,335
The EBT and the Company have waived their right to receive dividends. See note 25 for details of these holdings.
The Board recommends that a final dividend in respect of the year ended 31 March 2016 of 3.8p per share will be paid on 2 August 2016 to shareholders registered at the close of business on 8 July 2016. This dividend is subject to approval by shareholders at the Annual General Meeting and therefore the liability of approximately £8,281,000 has not been included in these financial statements. The amount is based on the number of shares in issue, excluding those held by the EBT and the Company, at the date that these financial statements have been approved and authorised for issue. The actual payment may differ due to increases or decreases in the number of shares in issue between the date of approval of these financial statements and the record date of the final dividend.
13.Business combinations
On 22 January 2016, the Group acquired 100% of the share capital of Signal Processing Devices Sweden AB (SP Devices), a Linköping based company specialising in the design and development of high performance analogue-to-digital processing technology. The business brings proven patented technology in software and board level sub-systems and services, which compliments and enhances e2v’s existing broadband data converter business. The acquisition has been accounted for using the acquisition method. The consolidated financial statements include the results of SP Devices for the period from the acquisition date, reported within the Semiconductors segment (note 4).

The provisional fair value of the identifiable assets acquired and liabilities assumed as at the date of acquisition were:

£000
ASSETS
Intangible assets	2,061
Property, plant and equipment	8
Deferred income tax asset	626
Inventories	198
Trade and other receivables	408
Cash	266
3,567
LIABILITIES
Trade and other payables	(646)
Borrowings	(342)
Deferred income tax liability	(243)
(1,231)
Total identifiable net assets at fair value	2,336
Goodwill arising on acquisition	10,219
Total consideration	12,555
Consideration satisfied by:
Cash paid	9,768
Contingent consideration	2,787
12,555
Analysis of cash flows on acquisition:
Consideration paid	9,768
Net cash acquired with the subsidiary	(266)
Net cash outflow included in investing cash flow	9,502

The goodwill of £10,219,000 represents the premium paid in anticipation of future profitability from assets that are not capable of being separately identified and separately recognised such as the assembled workforce as well as the expectation that the Group will be able to leverage its wider market access and strong financial position to generate sustainable financial growth beyond that what SP Devices would have potentially achieved as a standalone company. None of the goodwill isexpected to be deductible for tax purposes.
The intangible assets acquired as part of the acquisition relate mainly to current technology (£1,266,000), customer relationships and agreements (£720,000), and trade name (£75,000), the fair value of which is dependent on estimates of attributable future revenues, profitability and cash flows and are being amortised over 15, 8 and 2 years respectively. Trade and other receivables acquired have a provisional fair value of £408,000 and a gross contractual value of £408,000, all of which is currently expected to be collectible. The fair value of the acquired identifiable assets and liabilities is provisional pending finalisation of the fair value exercise.
£2,787,000 of contingent consideration represents the fair value, at acquisition date, of the additional consideration. This is the maximum payment and is dependent on the achievement of revenue targets over a two year period from acquisition. Acquisition related costs of £232,000 have been included as a specific item in administrative expenses (note 5).
SP Devices contributed £675,000 of external revenue and £92,000 to the Group’s operating profit, after certain operating expenses (see note 5) from the date of acquisition to 31 March 2016. If the acquisition had been completed on 1 April 2015, Group revenue and operating profit, after certain operating expenses (see note 5) for the year ended 31 March 2016 would have been £239.0 million and £42.3 million, respectively.
The Group acquired 100% of the voting rights of Innovaciones Microelectronicas SL (AnaFocus) on 4 September 2014. Provisional numbers were disclosed in the 2015 financial statements while management completed the fair value exercise. No adjustments were identified during the completion of this review. There have been no changes to the expected settlement of the contingent consideration, with a payment of £2,500,000 recognised in the year in line with the maximum payment. A further payment for the final tranche of contingent consideration of €1.5 million was paid in the first half of year ending 31 March 2017.

14. Property, plant and equipment

Land and buildings		Plant And equipment	Office equipment fixtures and fittings	Assets under construction	Total
£000		£000	£000	£000	£000
Cost
At 1 April 2015	18,663	36,497	5,112	5,724	65,996
Acquisitions through business combinations	–	–	8	–	8
Additions	402	1,704	339	8,318	10,763
Disposals	(195)	(1,668)	(316)	(51)	(2,230)
Reclassifications	48	5,937	613	(6,598)	–
Exchange adjustment	1,205	3,147	312	48	4,712
At 31 March 2016	20,123	45,617	6,068	7,441	79,249
Depreciation
At 1 April 2015	6,665	11,930	3,864	–	22,459
Provided during the year	732	6,772	609	–	8,113
Disposals	(195)	(1,456)	(316)	–	(1,967)
Exchange adjustment	724	2,779	272	–	3,775
At 31 March 2016	7,926	20,025	4,429	–	32,380
Carrying Amount
At 31 March 2015	11,998	24,567	1,248	5,724	43,537
At 31 March 2016	12,197	25,592	1,639	7,441	46,869

The carrying value of land within the land and buildings category is £2,559,000 which is not being depreciated.
15.    Intangible assets

Patents, trademarks and technology		Development costs	Software	Customer relationships and agreements	Goodwill	Total
	£000	£000	£000	£000	£000	£000
Cost
At 1 April 2015	19,392	16,777	15,538	43,790	89,880	185,377
Acquisitions through business combinations	826	515	–	720	10,219	12,280
Additions	7	96	3,065	–	–	3,168
Disposals	–	(1,625)	(2)	–	–	(1,627)
Exchange adjustment	1,589	483	576	2,997	5,661	11,306
At 31 March 2016	21,814	16,246	19,177	47,507	105,760	210,504
Amortisation
At 1 April 2015	13,230	14,779	10,965	31,063	16,647	86,684
Charge during the year	757	696	2,022	2,038	–	5,513
Disposals	–	(1,530)	(1)	–	–	(1,531)
Exchange adjustment	1,103	426	273	2,249	915	4,966
At 31 March 2016	15,090	14,371	13,259	35,350	17,562	95,632
Carrying Amount
At 31 March 2015	6,162	1,998	4,573	12,727	73,233	98,693
At 31 March 2016	6,724	1,875	5,918	12,157	88,198	114,872

At 31 March 2016, the net carrying amount of leased software held under finance leases was £2,978,000.

The amortisation of acquired intangible assets presented in note 5, relates to amortisation of intangibles acquired through business combinations as follows:

2016
£000
Patents, trademarks and technology	757
Customer relationships and agreements	2,038
2,795

Goodwill is not amortised but is annually tested for impairment (note 16). All other assets have finite lives.

16. Impairment testing of goodwill

Goodwill acquired through business combinations has been allocated to cash generating units (CGUs) for impairment testing as detailed below:

e2v technologies		e2v semi-conductors SAS, Imaging	e2v semi-conductors SAS, Semi-conductors	e2v Inc, Semi-conductors	AnaFocus	SP Devices	Total
	£000	£000	£000	£000	£000	£000	£000
Cost
At 1 April 2015	11,412	8,184	29,705	30,539	10,040	–	89,880
Acquired during year	–	–	–	–	–	10,219	10,219
Exchange adjustment	–	725	2,624	868	887	557	5,661
At 31 March 2016	11,412	8,909	32,329	31,407	10,927	10,776	105,760
Impairment
At 1 April 2015	1,703	8,184	–	6,760	–	–	16,647
Exchange adjustment	–	725	–	190	–	–	915
At 31 March 2016	1,703	8,909	–	6,950	–	–	17,562
Carrying Amount
At 31 March 2015	9,709	–	29,705	23,779	10,040	–	73,233
At 31 March 2016	9,709	–	32,329	24,457	10,927	10,776	88,198

e2v technologies comprises four UK based CGUs, RF Power, Siemens High Power Satcom, Dynex Microwave Alarms and UK Imaging. Goodwill acquired through the acquisitions of Siemens High Power Satcom (£359,000) and Dynex Microwave Alarms (£1,344,000) have been fully impaired.
e2v semiconductors SAS is based in Grenoble has two CGU’s Imaging and Semiconductors. The goodwill for the Imaging CGU was fully impaired in the year ended 31 March 2009. e2v Inc is based in Milpitas, USA.
AnaFocus, based in Seville, and SP Devices, based in Linköping were acquired in the years ended 31 March 2015 and 31 March 2016 respectively.
The recoverable amount of the remaining goodwill for all CGU has been determined based on a value in use calculation. To calculate this, cash flow projections are based on financial budgets and models from the Strategy Review, both of which are approved by the Board. The key assumptions used in the valuations are:
Operating margins – the budgeted margin is used for the coming year, which is then adjusted if required for further years for any expected changes due to sales mix or efficiency improvements.
Discount rates – discount rates reflect the Directors’ estimate of the return on capital employed required in every CGU. This is the benchmark used by the Group to assess operating performance and to evaluate future capital investment proposals. A 15% pre-tax discount rate, adjusted for specific risk where appropriate, is considered appropriate for the purpose of impairment reviews as it is consistent with the rates used in all investment appraisals and is considered to be a conservative estimate of the return expected by market participants.
Growth rates – have been considered separately for every CGU and are based on financial budgets and the Strategy Review. After five years, a long term growth rate of 2.5% has been utilised.
For all CGUs the impairment review indicated sufficient headroom not to be at risk of creating impairment in the usual range of sensitivity tests.

17.Inventories

2016 £000
Raw materials and consumables	24,896
Work-in-progress	20,915
Finished goods	8,933
Total inventories at lower of cost and net realisable value	54,744

18.Trade and other receivables

2016
£000
Non-current
Other debtors	–
Total non-current trade and other receivables	–
Current
Trade receivables	47,217
Other debtors	4,553
Prepayments and accrued income	3,982
Total current trade and other receivables	55,752
Total trade and other receivables	55,752

Trade receivables are non-interest bearing and are generally on 30 or 60 day terms and are shown net of provision for impairment. Before accepting any new customer, the Group uses an external credit scoring system to assess the potential customer’s credit quality and defines credit limits by customers. As at 31 March 2016 trade receivables with a value of £1,062,000 were impaired and provided for due to poor payment history, insolvency of the debtor or their age profile. The movements on the provision for impairment of receivables were as follows:

2016 £000
Provision at 1 April	1,009
Amounts written off	(45)
Unused amounts reversed	(314)
Provisions created in the year	386
Foreign exchange on retranslation	26
Provision at 31 March	1,062

	Trade receivables past due but not impaired	Impaired trade receivables
	2016	2016
	£000	£000
0-30 days overdue	3,703	262
31-60 days overdue	776	325
61-90 days overdue	225	30
91-120 days overdue	108	117
120+ days overdue	54	328
Total	4,866	1,062

The credit quality of the receivables which are neither past due nor impaired is assessed on an ongoing basis and as at the balance sheet date, the risk of impairment was not considered significant.
The Directors consider the carrying amount of trade and other receivables is approximately equal to their fair value.
19.Cash

Cash at bank and in hand was £20,497,000 at 31 March 2016. Cash at bank earns interest at floating rates based on daily bank deposit rates. The book value of cash also represents its fair values
20.Trade and other payables

2016 £000
Current
Trade payables	18,084
Taxation and social security costs	4,201
Other payables	1,882
Contract balances received on account	6,212
Accruals and deferred income	16,097
Total current trade and other payables	46,476
Non-current
Accruals and deferred income	2,057
Total non-current trade and other payables	2,057
Total trade and other payables	48,533
Trade payables and accruals principally comprise amounts outstanding for trade purchases and ongoing costs. Trade payables and other payables are non-interest bearing and are normally settled on 60 day terms or within six months, respectively. Interest payable is settled monthly, quarterly or half-yearly throughout the year depending upon the draw down periods under the revolving credit facilities.
Included in accruals and deferred income is the contingent consideration payable to certain former shareholders of AnaFocus and SP Devices (see note 13).
The Directors consider that the carrying amount of trade payables approximates their fair value.
21.Borrowings

2016 £000
Current
Finance leases	1,403
Other loans	791
Total current borrowings	2,194
Non-current
Bank debt	36,234
Unamortised debt issue costs	(277)
35,957
Finance leases	1,587
Other loans	1,565
Total non-current borrowings	39,109
Total borrowings	41,303
The other principal features of the Group’s borrowings are as follows:
Bank debt
On 29 July 2014, the Group entered into a new revolving credit facility which expires on 28 July 2018, and which is denominated in Sterling (£62,500,000), US dollars ($40,000,000) and Euros (€5,000,000). At 31 March 2016 exchange rates, the total facility is £94,268,000. Provided covenants continue to be met, the draw down under the revolving credit facility is at the discretion of the Group and consequently the loan is treated as non-current. As at 31 March 2016, £36,234,000 was drawn down under this facility.
The revolving credit facility is repaid and re-drawn at periodic intervals ranging from one to six months, with the interest rate set at each draw down date. Interest is set by reference to LIBOR plus a margin which is determined based on the level of the reported leverage covenant (defined as net borrowings: earnings before interest, tax, depreciation and amortisation).

As at 31 March 2016, the Group had available £58,034,000 of un-drawn committed borrowing facilities in respect of which all conditions precedent had been met. As discussed in note 33, the Group was acquired on 28 March 2017 and this borrowing facility was fully repaid without a breach. Financing for the Group is now managed by the new owner.
As at 31 March 2016, unamortised debt issue costs were £277,000. As at 31 March 2016, the bank loans were unsecured.
Finance leases
Obligations under finance leases are as follows:

	Future minimum lease payments	Future finance charges	Present value of minimum lease payments
	2016	2016	2016
	£000	£000	£000
Less than one year	1,429	(26)	1,403
Between one and five years	1,592	(4)	1,588
Total finance leases	3,021	(30)	2,991

Outstanding finance lease relate to design software packages and are euro and US dollar denominated.
Other loans
Prior to acquisition, AnaFocus received a number of interest-free or low interest loans from a number of bodies in Spain to support its research and development activities. The loans are repayable by instalments through to October 2025. These loans were fair valued on acquisition, using prevailing interest rates for equivalent loans of 5%. This prevailing rate remains appropriate as at 31 March 2016, and therefore the carrying value of £2,356,000 approximates the fair value.
Reconciliation of movement in net borrowings:

At 1 April 2015 £000		Cash flow £000	Assumed on acquisition £000	Non-cash movements £000	Exchange movement £000
						At 31 March 2016 £000
Cash and cash equivalents	21,099	(1,662)	266	–	794	20,497
Bank loans	(22,500)	(12,894)	(342)	–	(498)	(36,234)
Net bank borrowings	(1,401)	(14,556)	(76)	–	296	(15,737)
Finance leases	(1,188)	889	–	(2,491)	(200)	(2,990)
Other loans	(2,632)	573	–	(111)	(186)	(2,356)
Net borrowings	(5,221)	(13,094)	(76)	(2,602)	(90)	(21,083)
Debt issue costs	547	–	–	(270)	–	277
Net debt	(4,674)	(13,094)	(76)	(2,872)	(90)	(20,806)

Non-cash movements include intangible assets acquired under finance leases (£2,449,000), finance charges on finance leases (£42,000), unwinding of discounting on interest free and low interest loans (£111,000) and amortisation of debt issue costs (£270,000).
22.Other financial assets and liabilities

2016 £000
Other financial assets
Current
Forward currency contracts	147
Other financial liabilities
Current`
Forward currency contracts	(845)

23.Provisions

Onerous project losses		Employment related	Product warranty	Property related	Total
	£000	£000	£000	£000	£000
At 1 April 2015	647	2,562	2,401	371	5,981
Arising during the year	982	1,116	849	–	2,947
Released during the year	(614)	(123)	(757)	(146)	(1,640)
Utilised	(15)	(2,193)	(622)	–	(2,830)
Exchange adjustment	8	99	86	–	193
At 31 March 2016	1,008	1,461	1,957	225	4,651
Current	663	1,461	1,435	–	3,559
Non-current	345	–	522	225	1,092
At 31 March 2016	1,008	1,461	1,957	225	4,651

The effect of the time value of money is not material and therefore the above provisions are not discounted.
Onerous project losses
A provision is recognised for expected losses on projects in progress at the balance sheet date. It is expected that the losses will be incurred in the next two financial years.
Employment related
A restructuring provision is recognised when the Group has developed a detailed formal plan for the restructuring and has raised a valid expectation in those affected that it will carry out the restructuring by starting to implement the plan or announcing its main features to those affected by it. The measurement of a restructuring provision includes only the direct expenditures arising from the restructuring, which are those amounts that are both necessarily entailed by the restructuring and not associated with the ongoing activities of the entity.
From time to time the Group may be required to defend itself against proceedings brought by other parties, including former employees. Provision is made for any expected costs and liabilities in relation to these proceedings where appropriate, though there can be no guarantee that such provisions (which may be subject to potentially material revision from time to time) will accurately predict the actual costs and liabilities that may be incurred.
Product warranty
A provision is recognised for expected warranty claims on products sold that are within their warranty period at the end of the year under local sale of goods legislation or contract terms. The warranty period can be date or hours usage based. It is expected that these costs will be incurred in the next two financial years. Assumptions used to calculate the provision for warranties were based on relevant sales levels and current information available about warranty claims and represent the Directors’ best estimate of the expenditure required to settle the Group’s obligation.
Property related
Includes a provision recognised for expected environmental costs relating to UK manufacturing operations. It is expected that the environmental costs will be incurred more than one year after the balance sheet date.

24. Deferred income tax The movements on deferred income tax liabilities and (assets) during the year are as follows:	Total £000
At 1 April 2015	(4,160)
Acquisition of subsidiary	(383)
Charged to income statement	274
Charged to other comprehensive income	62
Credited directly in equity	(253)
Effect of change in tax rate – income statement	47
Exchange adjustment	(316)
At 31 March 2016	(4,729)

Deferred income tax balances relate to the following:
2016
£000
Deferred income tax liabilities
Accelerated depreciation for tax purposes	367
Fair value of intangible assets	5,230
Fair value of land and buildings	460
6,057
Deferred income tax assets
Employment benefits	(1,924)
Share based payment charges	(1,182)
Deferred tax allowances on provisions and accruals	(6,081)
Losses and deductions carried forward	(1,458)
Revaluation of financial instruments	(141)
(10,786)
Net deferred income tax (assets)	(4,729)
Deferred tax assets	(9,952)
Deferred tax liabilities	5,223
(4,729)

The UK government, with effect from 1 April 2015, reduced the main rate of UK corporation tax from 21% to 20%. In addition, the Finance Bill 2016, which was substantively enacted on 26 October 2015, will reduce the UK corporation tax rate to 19% from 1 April 2017 and to 18% from 1 April 2020. UK deferred tax balances as at 31 March 2016 have been calculated based on the reduced corporation tax rate of 20%, 19% and 18% being the relevant tax rate that is expected to apply to the period when the asset is realised or the liability is settled. The Spanish government, for financial periods beginning during 2015, reduced the main rate of Spanish corporation tax rate from 30% to 28%, and for financial periods beginning during 2016, reduced the rate further to 25%. Spanish deferred tax balances as at 31 March 2016 have been calculated based on the Spanish corporation tax rate of 25%, the rate expected to apply to the period when the asset is realised or the liability is settled.
There are no income tax consequences for the Company attaching to the payment of dividends to its shareholders.
Management have reviewed the situation for those jurisdictions where deferred assets arise and have determined, based on current forecasts prepared by management, that these assets can be recovered through future taxable profits within a reasonable time horizon.
At the balance sheet date, the Group has unused tax losses of £6.2 million available for offset against future profits. A deferred tax asset of £1,458,000 has been recognised in respect of these losses, which expire between 2026 and 2032.
As at 31 March 2016, the aggregate amount of undistributed earnings of overseas subsidiaries for which deferred tax liabilities have not been recognised is approximately £137 million. No liability has been recognised in respect of these differences because the Group is in the position to control the timing of the reversal of the temporary differences and it is probable that such differences will not reverse in the foreseeable future. It is likely that the majority of the overseas earnings would qualify for the UK dividend exemption.
25.    Called up share capital

			No.	£000
Ordinary shares issued and fully paid, 5p each At 31 March 2015 Issued for cash on exercise of share options			219,249,569	10,963
			937,489	47
At 31 March 2016			220,187,058	11,010
Own shares	Held by Company No. £000		No.	Held by EBT £000
At 31 March 2015	351,037	478	787,733	5
Purchase of shares	1,500,000	3,656	-	-
Disposed of on exercise of options	-	-	(328,490)	(2)
Acquired on exercise of options	54	-	-	-
At 31 March 2016	1,851,091	4,134	459,243	3

The market value of the own shares at 31 March 2016 were £4,967,000.

During the year the Company increased its issued share capital on the exercise of options under share option schemes. Total proceeds from shares issued under exercise of share options amounts to £1,028,000.
Under the terms of the Group’s various share option schemes (note 28), the following options to subscribe for ordinary shares are outstanding:

Date of Grant	Option price (pence)	Exercise period	2016 No.
Long Term Incentive Plan
2 July 2012	–	From 2 July 2015	120,956
18 July 2013	–	From 18 July 2016	705,796
18 July 2013	–	From 18 July 2017	283,200
3 October 2013	–	From 3 October 2016	24,222
3 October 2013	–	From 3 October 2017	24,222
7 August 2014	–	From 7 August 2017	807,770
4 September 2014	–	From 4 September 2017	15,484
24 June 2015	–	From 24 June 2018	687,826
9 February 2016	–	From 9 February 2019	94,116
Deferred Share Awards
27 June 2012	–	27 June 2015 to 26 June 2018	45,355
Chairman and Group CEO Share Incentive Plans
22 July 2013	–	From 22 July 2016	720,000
13 March 2014	–	From 13 March 2017	506,366
Share Save Scheme
11 December 2012	109.95	1 January to 30 June 2016	53,856
3 December 2013	120.00	1 January to 30 June 2017	862,380
10 December 2014	162.00	1 January to 30 June 2018	401,553
9 December 2015	187.00	1 January to 30 June 2019	1,750,414
			7,103,516

26.    Reserves
Nature and purpose of reserves
Share premium
Generally, additions to this reserve are made when shares are issued, for cash or otherwise, by the Company for amounts in excess of their nominal value. This reserve can be utilised to issue fully paid bonus shares and to write-off any issue costs.
Merger reserve
The excess of the net proceeds over the nominal value of the share capital issued during the rights issue and placement in 2010 was recognised to the merger reserve. The Directors believe this reserve is currently distributable.
Own shares reserve
The own share reserve records movements in e2v technologies plc’s shares held by the EBT or the Company.
Capital redemption reserve
The capital redemption reserve is used to record reserve transfers required on the redemption of shares. This reserve is not distributable.
Foreign currency translation reserve
The foreign currency translation reserve is used to record exchange differences arising from the translation of the financial statements of foreign subsidiaries. It is also used to record the net investments hedged in these subsidiaries.
27.    Commitments and contingencies
Operating lease commitments – Group as lessee
The Group has entered into commercial leases on certain properties, motor vehicles and items of machinery where it is not in the best interest of the Group to purchase these assets. Renewals are at the option of the specific entity that holds the lease. There are no restrictions placed upon the lessee by entering into these leases.

Future minimum rentals payable under non-cancellable operating leases as at 31 March are as follows:

2016
£000
No later than one year	1,334
After one year but not more than five years	896
2,230

Capital commitments
At 31 March 2016, the Group has commitments of £1,277,000 principally relating to the acquisition of new plant and equipment.
Contingent liabilities
The Company and its subsidiaries may be parties to legal proceedings and claims which arise in the ordinary course of business, and can be material in value. Appropriate provision has been made in these accounts where, in the opinion of the Directors, liabilities are likely to materialise (note 23). Furthermore, in the ordinary course of business, the Group may also issue performance and advance payment guarantees. Guarantees are treated as contingent liabilities until such time as it becomes probable that a payment will be required under the terms of the guarantee. As at 31 March 2016, bank guarantees of £3,406,000 are outstanding.
The Group has received grant assistance from the UK government’s Regional Growth Fund which is conditional on certain job targets being achieved in future years. The Directors are of the opinion that the risk of repayment of the grants is not significant and consequently no liability is recorded for the repayment of such grants.
28.    Equity settled share based payments
The Group operates three share based award schemes as detailed below. The share based payment expense charged to the income statement as an administrative cost for the year ended 31 March 2016 was £1,200,000.
Long Term Incentive Plan (LTIP)
For those awards made during the year ended 31 March 2016, awards vest on the third anniversary of the date of the award, subject to performance targets being met. For the ‘normal’ awards, 50% of the awards are subject to a performance condition based on the Group’s adjusted earnings per share (Adjusted EPS) and the remaining 50% of the awards are subject to a performance condition which relates the Company’s Total Shareholder Return (TSR) performance relative to the TSR for the FTSE Small Cap Index (calculated as an average over the three month period ending on the last day of the performance period). Additional awards made to the Group CEO and Group Financial Director also have 50% of the award subject to Adjusted EPS and 50% of the award subject to relative TSR performance; however more stretching targets are assigned to these awards compared with the ‘normal’ awards.

All awards under this scheme have a nil exercise price and have no end date by which they must be exercised. The following table provides details of awards made under this scheme:

2016 No.
Outstanding at the beginning of the year	2,774,021
Granted during the year	817,386
Exercised during the year	(328,490)
Forfeited during the year	(499,325)
Outstanding at the end of the year	2,763,592

Shares in relation to the LTIP will initially be issued from those currently held by the EBT or from those held in treasury by the Company. See note 25 for the number of shares held and for the resulting balance recorded within reserves.
There were 120,956 options exercisable at the balance sheet date.
Deferred Share Awards
A deferred bonus arrangement was introduced for the year ended 31 March 2012, whereby in addition to earning up to 100% of salary as a cash bonus, the Executive Directors may, if maximum performance is achieved, earn up to a further 40% of salary in shares, deferred for a period of three years (and subject to continued employment). All awards under this scheme have a nil exercise price and which will normally be exercisable for three years following vesting. The shares issued on vesting will be adjusted for any dividends declared since the options were issued. The following table provides details of awards made under this scheme:

2016 No.
Outstanding at the beginning of the year	41,491
Dividend	3,864
Outstanding at the end of the year	45,355

Chairman and Group CEO Share Incentive Plans
In the normal course of events the award under the Chairman Share Incentive Plan (Chairman’s Award) will vest on the third anniversary of the grant date, subject to the extent to which both a share price and TSR condition are met, as measured over the three year performance period. The TSR condition relates the Group’s TSR performance to the TSR for the FTSE Small Cap Index. There is also a shareholding requirement of 120,000 shares during the performance period.
Under the Group CEO Share Incentive Plan there are two awards, a Joining Award and a Matching Award. In the normal course of events, both the Joining and Matching Awards will vest on the third anniversary of the grant date. The vesting of the Joining Award is subject to the Group CEO’s continued employment at that date and a shareholding requirement of 72,338 shares during the vesting period. The vesting of the Matching Award is subject to the extent which both a share price and TSR condition are met, as measured over the period to 22 July 2016 (i.e. the same end date to the performance period as the Chairman’s Award). The TSR condition relates the Group’s TSR performance to the TSR for the FTSE Small Cap Index.

2016 No.
Outstanding at the beginning and end of the year	1,226,366
Share Save Scheme (SAYE)
The Group operates an HM Revenue and Customs approved SAYE for all UK employees, including Executive Directors. The following table illustrates the number, weighted average remaining contractual life and the weighted average exercise prices (WAEP) of share options for the SAYE.

	2016 No.	2016 WAEP pence
Outstanding at the beginning of the year	2,352,565	123.33
Granted during the year	1,783,420	187.00
Exercised during the year	(937,489)	109.62
Forfeited during the year	(128,293)	147.45
Expired during the year	(2,000)	90.00
Outstanding at the end of the year	3,068,203	163.54
Exercisable at the end of the year
	53,856	109.95
Weighted average share price on date of exercise of options (pence)		224.52
Weighted average remaining contractual life (months)		30

The fair value of all share option plans is estimated as at the date of grant. For LTIP awards during the current and previous year with market conditions (i.e. TSR), a binomial model, together with Monte Carlo simulation has been utilised. For all SAYE awards, the Black-Scholes model has been utilised. The following table gives the assumptions made. No subsequent amendments have been made to assumptions estimated at the date of grant.

	Dividend yield %	Expected volatility %	Risk free interest rate %	Expected life of option years	Fair value of option pence
LTIP
Awards granted 24 June 2015 (Relative TSR)	2.2%	21%	0.98%	3 years	134.0
Awards granted 24 June 2015 (EPS)	2.2%	21%	0.98%	3 years	236.8
Additional awards granted 24 June 2015 (Relative TSR)	2.2%	21%	0.98%	3 years	50.0
Additional awards granted 24 June 2015 (EPS)	2.2%	21%	0.98%	3 years	236.8
Awards granted 9 February 2016 (Relative TSR)	2.4%	25%	0.99%	3 years	86.2
Awards granted 9 February 2016 (EPS)	2.4%	25%	0.99%	3 years	198.6
SAYE
Awards granted 9 December 2015	2.4%	25%	0.86%	3.25 years	49.4

The expected life of the options is based on historical data and is not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumption that the historical volatility is indicative of future trends, which may also not necessarily be the actual outcome. No other features of options granted were incorporated into the measurement of fair value.
29.    Pensions, other post-employment and other employment benefits
Defined contribution plans
The Group has defined contribution plans in the UK and North America, covering substantially all of its employees, which require contributions to be made to a separately administered fund. The Group contributes to state schemes for Continental European activities. Such schemes are defined contribution schemes and there is no Group exposure to any scheme liabilities. The defined contribution expense charged to the income statement during the period was £2,287,000. Contributions of £316,000 were outstanding at the end of the financial year and have been included in other creditors.
Other post-employment and other employment benefits
In addition to the state pension scheme, e2v semiconductors SAS and e2v SAS have arrangements where there are obligations to provide termination allowances and ‘Medailles du Travail’ (long service awards). These are unfunded arrangements and the actuarial liability has been calculated at 31 March 2016 by a qualified actuary using the unit credit method. The cost of providing these benefits is charged to the income statement in the period in which those benefits have been earned by the employees. Remeasurement gains and losses are recognised in full in the period in which they arise. For the termination allowance the remeasurement gains and losses are recorded in other comprehensive income whereas for the long service award the remeasurement gains and losses are recorded in the income statement.
The main assumptions used in determining the liabilities of the arrangements include the discount rate for discounting scheme liabilities, the expected rate of salary inflation, staff turnover rates, retirement age and future mortality in service assumptions. For each of these assumptions, there is a range of possible values. Relatively small changes in some of these variables can have a significant effect on the level of the total obligation.

As at 31 March 2016, a non-current liability of £5,298,000 has been recognised with respect to the termination allowance and long service award arrangements.
The table below details the combined present value of the termination allowance and long service awards plan obligations and experience adjustments recognised.

2016 £000
Present value of plan’s obligations	5,298
Experience gains recognized in the year	16
£222,000 of administrative costs and £52,000 of finance cost have been recognised in the income statement.

	Long service award	Termination allowance	Total
	2016 £000	2016 £000	2016 £000
Current service cost	71	218	289
Interest on defined benefit liability	9	43	52
Remeasurement of defined benefit liability	(67)	–	(67)
Total expense	13	261	274

The remeasurement gains and losses on the defined benefit liability relating to the long service award are recorded in the income statement whilst those relating to the termination allowance are recorded in other comprehensive income. The remeasurement gains and losses recognised for the current year can be analysed as follows:

	Long service award	Termination allowance	Total
	2016 £000	2016 £000	2016 £000
Changes to demographic assumptions	14	(36)	(22)
Changes to discount rate	(21)	(222)	(243)
Experience adjustments	(60)	76	16
Remeasurement of defined benefit liability	(67)	(182)	(249)
The cumulative remeasurements recognised since 1 August 2006 (date of acquisition of the liabilities) directly in the consolidated statement of comprehensive income and expense is £1,088,000.
Changes in the present value of the defined benefit obligation are given below:

	Long service award	Termination allowance	Total
	2016 £000	2016 £000	2016 £000
Opening defined benefit obligation	1,134	3,759	4,893
Current service cost	71	218	289
Interest expense	9	43	52
Benefits paid	(5)	(109)	(114)
Remeasurement of defined benefit liability	(67)	(182)	(249)
Exchange rate movement	100	327	427
Closing defined benefit obligation	1,242	4,056	5,298

The valuation assumptions used to estimate the defined benefit obligation are:	2016
Retirement age	62 years
Discount rate (Termination allowance/Long service award)	1.59%/0.99%
Salary increases – administration	2.78%
Salary increases – operators	3.13%
Salary increases – engineers	2.72%
Staff turnover rates – administration	3.00%
Staff turnover rates – operators	1.60%
Staff turnover rates – engineers	1.85%

The actuarial valuation takes account of estimated mortality rates up to the date of retirement. The mortality rates are based on the French mortality tables TGFH 2005. No account is taken of post-retirement mortality rates as there is no liability after the date of retirement.
The sensitivities regarding the principal assumptions used to measure the scheme liabilities are set out below:

Decrease/ (increase) in liability 2016 £000
0.25% increase in discount rate	160
0.25% increase in salary increases	(162)

30. Related party disclosures
Compensation of key management personnel of the Group	2016
Key management comprises the Board of Directors.	£000
Short term employee benefits (including social security)	1,099
Defined contribution pension costs	40
Share based payments	397
Total compensation paid to key management personnel	1,536

No Director had any material interest in any contract connected with the Group’s business during the year or at the end of the year.
31.    Financial risk management objectives and policies
The Group’s principal financial instruments, other than derivatives, comprise bank and other loans, finance leases and cash. The main purpose of these financial instruments is to raise finance for the Group’s operations. The Group has various other financial instruments such as trade debtors and trade creditors, which arise directly from its operations.
The Group also enters into derivative transactions, principally forward currency contracts. The purpose is to manage the currency risks arising from the Group’s operations and its sources of finance.
It is, and has been throughout the year under review, the Group’s policy that no trading in financial instruments shall be undertaken.
The main risks arising from the Group’s financial instruments are interest rate risk, liquidity risk, foreign currency risk and credit risk. The Board reviews and agrees policies for managing each of these risks and they are summarised below. The Group also monitors the market price risk arising from all financial instruments. The magnitude of this risk that has arisen over the year is discussed in note 32. The Group’s accounting policies in relation to derivatives are set out in note 2.
Interest rate risk
The Group’s exposure to market risk for changes in interest rates relates primarily to the Group’s debt obligations.
Where term debt exists, it is the Group’s policy to manage its interest cost using a mix of fixed and variable rate debt. To manage this mix in a cost efficient manner, the Group will enter into interest rate swaps, in which the Group agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed upon notional principal amount and will draw down portions of its revolving credit facility for periods of up to six months. At 31 March 2016, the Group did not have any term debt and therefore there were no interest rate swaps in place.
Based on the borrowings outstanding at the end of the year and assuming constant exchange rates, it is estimated that an increase of 1% in interest rates on the Group’s borrowings would increase the annual interest payable by £0.3 million. A 1% increase in interest rates on bank deposits is estimated to increase finance revenue by less than £0.1 million.
Foreign currency risk
The Group has operations in the United States, Europe and Asia. As a result the Group’s balance sheet can be affected significantly by movements in the US dollar and Euro exchange rates. The Group does not currently hedge this exposure, other than by using foreign currency borrowings, in part, to finance overseas investments.
The Group also has transactional currency exposures. Such exposure arises from sales by an operating unit in currencies other than the unit’s functional currency. Approximately 85%of the Group’s sales are outside of the UK and a significant proportion of these sales are not in Sterling and therefore subject to foreign exchange. The Group also incurs operational costs in both US dollars and Euros. The Group manages its transactional currency exposures centrally by using forward currency contracts to minimise the net currency exposures. It is the Group’s policy to enter into forward exchange contracts to cover specific foreign currency receipts and payments.
The following table demonstrates the Group’s sensitivity to a reasonably possible strengthening or weakening in the US dollar and Euro exchange rates in relation to Sterling with all other variables held constant. The sensitivity analysis includes only outstanding foreign currency denominated monetary items at the balance sheet date. The sensitivity excludes external loans as exchange gains and losses on retranslation are not reported within profit before taxation.

Change in US$/ Euro rate		Effect on profit before tax £000
2016 – US$	15% strengthening in US$	(4,941)
2016 – Euro	15% strengthening in Euro	45
2016 – US$	15% weakening in US$	3,652
2016 – Euro	15% weakening in Euro	(33)

The effect of translating the net assets of foreign operations into Sterling is excluded from the sensitivity analysis. The Group has no foreign currency exposure with regard to transactions accounted for directly within equity.

The Group’s cash and loans are subject to currency risk due them being held in foreign currencies. The analysis of the net balance by currency is shown in the table below:

US$/ Euro rate		Year end exchange rate	2016 £000
Denominated in Euro	€4,880,000	1.26	3,863
Denominated in US dollar	$(7,583,000)	1.44	(5,272)
Denominated in Sterling	£(21,383,000)	1.00	(21,383)
Other currencies			1,709
			(21,083)
Credit risk
The Group trades only with businesses it considers creditworthy third parties. It is the Group’s policy that all customers who wish to trade on credit terms are subject to credit verification procedures. In addition, receivable balances are monitored on an ongoing basis with the result that the Group’s exposure to bad debts is not significant. Trade receivables consist of a large number of customers, spread across diverse industries and geographical areas.
With respect to credit risk arising from financial assets of the Group, which comprise trade and other receivables and cash, the Group’s exposure to credit risk arises from default of the counterparty, with a maximum exposure equal to the carrying amount of these instruments. There are no significant concentrations of credit risk within the Group.
Credit risk to financial institutions is limited by restricting the range of counterparties to those with high credit ratings.
Liquidity risk
Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. Liquidity risk is managed by monitoring forecast and actual cash flows and ensuring that sufficient committed facilities are in place to cover possible downside scenarios.
The Group currently maintains a balance between continuity of funding and flexibility through the use of the revolving credit facility. The Group’s objective is to maintain a positive cash balance at a level adequate for daily operations with any funds in excess of this used to make repayments against the revolving facility agreement.
The table below summarises the maturity profile of the Group’s non-derivative financial liabilities at 31 March 2016 based on contractual undiscounted payments.

	Carrying amount £000	Contract cash flows £000	Within 1 year £000	1 to 2 years £000	2 to 3 years £000	3 to 4 years £000	4 to 5 years £000	Greater than 5 years £000
31 March 2016
Bank and other loans (note 21)	38,313	38,964	809	432	36,668	240	209	606
Interest payable on loans	266	2,211	918	831	462	–	–	–
Trade and other payables	41,936	41,936	39,879	2,057	–	–	–	–
Onerous project losses	1,008	1,008	663	345	–	–	–	–
	81,523	84,119	42,269	3,665	37,130	240	209	606

The carrying value of interest-bearing loans and borrowings is after a deduction for unamortised debt issue costs of £277,000. Interest payable on loans and borrowings is calculated on an undiscounted basis at borrowing rates applicable at the end of the year.
The maturity analysis for finance leases and derivative financial liabilities are detailed in notes 21 and 22, respectively.

Capital management
The Group manages its capital to ensure that entities in the Group will be able to continue as a going concern whilst maximising the return to stakeholders through the optimisation of the debt and equity balance. The Group’s capital comprises shareholders’ funds as detailed in notes 25 and 26 and net borrowings as detailed above and in note 21. The Group manages its capital structure through maintaining close relationships with its bankers who provide the majority of funds used for operational requirements.
As at 31 March 2016, the Company was holding 1,851,091 shares in treasury. During the year the Group purchased 1,500,000 shares in the Company and no treasury shares were released to satisfy LTIP awards that vested. These treasury shares are seen as a hedge against those shares which may be required to be transferred to satisfy options under the LTIP, deferred share scheme and the Chairman’s and Group CEO’s Share Incentive Plans as they vest.
The Group is required to maintain covenant ratios in respect of: leverage (defined as net borrowings to rolling 12 months earnings before interest, tax, depreciation and amortisation (including earnings from acquisitions for a full 12 months on a proforma basis)) and interest cover (defined as net interest costs to earnings before interest, tax and amortisation). Breach of these covenants would constitute events of default under the facilities which might result in these payments becoming immediately repayable. The Group has met its covenant ratios for the year ended 31 March 2016 and the current plan was managed within the existing covenant levels. As discussed in note 33, the Group was acquired on 28 March 2017 and capital management for the Group is now managed by the new owner.
Neither the Company nor any of its subsidiaries are subject to externally imposed capital requirements.32.    Financial instruments
Fair values
Set out below is a comparison by category of carrying amounts and fair values of the Group’s financial instruments that are carried in the financial statements.

	Carrying amount	Fair value
	2016 £000	2016 £000
Financial assets
Loans and receivables
Cash	20,497	20,497
Held for trading at fair value through profit or loss
Forward currency contracts	147	147
Financial liabilities
Interest-bearing loans
Floating rate bank loans	(35,957)	(36,234)
Interest free and low interest loans (note 21)	(2,356)	(2,356)
Held for trading at fair value through profit or loss
Forward currency contracts	(845)	(845)

The carrying value of bank loans is after a deduction for debt issue costs of £277,000.
Fair value hierarchy
In accordance with IFRS 7, ‘Financial Instruments: Disclosures’, the Group classifies fair value measurement using a fair value hierarchy that reflects the significance of inputs used in making measurements of fair value. The fair value hierarchy has the following levels:
Level 1    quoted prices (unadjusted) in active markets for identifiable assets or liabilities;
Level 2    inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. prices) or indirectly (i.e. derived from prices); and
Level 3    inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The fair value of forward currency contracts is calculated by management based on external valuations received from the Group’s bankers and is based on forward exchange rates, respectively. The fair value measurement basis of the instruments is categorised within Level 2. The carrying amount of the other financial instruments of the Group, i.e. short term trade receivables, payables and provisions that are not included in the above table, is a reasonable approximation of fair value.
Currency – forward exchange contracts
The Group holds several forward exchange contracts designated to reduce the transactional exchange risk of US dollar denominated sales to customers. The terms of these contracts are as follows:

	Currency	Average exchange rate	Maturing wiithin 1 year £000	Maturing after 1 year £000
31 March 2016
US $56,000,000	USD : GBP	1.4649	31,178	7,050

33.    Subsequent event
On 28 March 2017, the entire share capital of the Company was sold to Rhombi Holdings Limited, a wholly-owned subsidiary of Teledyne. On 29 March 2017, the Company’s shares were delisted from the London Stock Exchange.

Following the sale of the Company to Teledyne, the Company declared dividends in specie such that the Company’s ownership of certain of its historical subsidiaries in the United States and France was transferred to certain subsidiaries of Teledyne.